As filed with the Securities and Exchange Commission on September 14, 1998
                                                     REGISTRATION NO. 333-36997
===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          ---------------------------

                       PRE-EFFECTIVE AMENDMENT NO. 2 TO
                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          ---------------------------

                             TECH DATA CORPORATION
            (Exact name of registrant as specified in its charter)

                             5350 TECH DATA DRIVE
                             CLEARWATER, FL 33760
                                (727) 539-7429
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          ---------------------------

                   FLORIDA                          NO. 59-1578329
       (State or other jurisdiction of             (I.R.S. Employer
        incorporation or organization)           Identification Number)

                          ---------------------------



                              JEFFERY P. HOWELLS
             EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                             TECH DATA CORPORATION
                5350 TECH DATA DRIVE, CLEARWATER, FLORIDA 33760
                                (727) 539-7429

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPY TO:
                            FRANK N. FLEISCHER, ESQ.
                           SCHIFINO & FLEISCHER, P.A.
                       ONE TAMPA CITY CENTER, SUITE 2700
                              TAMPA, FLORIDA 33602
                                 (813) 223-1535

                      ----------------------------------

         Approximate Date of Commencement of Proposed Sales to the Public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                                           CALCULATION OF REGISTRATION FEE
 ==========================================================================================================================
                                                            PROPOSED MAXIMUM    PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF SECURITIES        AMOUNT TO        OFFERING PRICE        AGGREGATE         AMOUNT OF
           TO BE REGISTERED               BE REGISTERED       PER UNIT (1)      OFFERING PRICE(1)    REGISTRATION FEE(2)(3)
 -------------------------------------- ------------------ ------------------- ------------------ -------------------------
 Common Stock, $.0015 Par Value          2,195,945 Shares        $44.50         $ 97,719,552.50          $ 28,827.27
                                                                                                         -----------
 5% Convertible Subordinated Notes           $300,000,000        $1,000         $   300,000,000          $ 88,500.00
                                                                                                         -----------
 Common Stock, $.0015 Par Value          5,333,100 Shares        $ 0.00          $         0.00          $    0
                                                                                                         -----------
                                                                                                Total    $117,327.27
                                                                                                         -----------
 ==========================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee.
(2) Calculated pursuant to Rule 457(c).
(3) Of the $117,327.27 filing fee due, $60,925 was paid at the time of the original filing on October 2, 1997.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS
                                2,195,945 SHARES
                                  COMMON STOCK
                                      AND
                                  $300,000,000
               5% CONVERTIBLE SUBORDINATED NOTES DUE JULY 1, 2003




                                [TECH DATA LOGO]



                               -----------------

     This Prospectus relates to 2,195,945 shares (the "Shares") of Common Stock, $.0015 par value (the "Common Stock"), of Tech Data Corporation (the "Company" or "Tech Data"), $300,000,000 5% Convertible Subordinated Notes due July 1, 2003 (the "Notes") and up to 5,333,100 shares of Common Stock (subject to adjustment as described herein) issuable upon conversion of the Notes (the "Underlying Shares"). The Shares and the Notes may be offered by the holder of both the Shares and the Notes or certain affiliates of such holder (collectively, the "Selling Holder") from time to time in transactions for its own account (which may include block transactions) in the over-the-counter market, in negotiated transactions, or a combination of such methods of sales, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Holder may effect such transactions by selling the Shares and/or the Notes to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Holder or the purchasers of the Shares and/or the Notes for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Plan of Distribution".

                              -------------------

     The Common Stock is quoted on the Nasdaq National Market under the symbol "TECD." On September 11, 1998 the last reported sale price for the Common Stock, as reported on the Nasdaq National Market, was $46.50 per share. The Notes are not listed on any securities exchange or quoted on the Nasdaq National Market nor is any market maker making a market in the Notes.


                              -------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
        ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.




                The date of this Prospectus is September , 1998

                               TABLE OF CONTENTS

                                                                                                           Page
                                                                                                           ----
Available Information......................................................................................  2
Incorporation of Certain Information by Reference .........................................................  2
The Company................................................................................................  3
Use of Proceeds............................................................................................  3
Selling Holder.............................................................................................  3
Sales of the Shares and the Notes..........................................................................  3
Description of Capital Stock...............................................................................  4
Description of Notes.......................................................................................  5
Plan of Distribution.......................................................................................  5
Certain Federal Income Tax Considerations.................................................................. 15
Legal Matters.............................................................................................. 18

















                              --------------------



         No person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.


                              --------------------

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), all of which may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy and information statements and other information concerning the Company can also be inspected at the Nasdaq National Market at 1735 K Street, N.W., Washington, D.C. 20006.

         This Prospectus constitutes part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended. This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Common Stock. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, where a copy of such document has been filed as an exhibit to the Registration Statement or otherwise has been filed with the Commission, reference is made to the copy so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents have been filed by the Company with the Commission pursuant to the Exchange Act, File No. 0-14625, and are incorporated herein by reference:

         1.  Quarterly Report on Form 10-Q for the quarter ended April 30, 1998.

         2.  Annual Report on Form 10-K for the fiscal year ended January 31,
             1998.

         3. Proxy Statement for the Annual Meeting of Shareholders held on June 23, 1998.

         4. Current Report on Form 8-K dated July 1, 1998 and filed with the Commission on July 15, 1998.

         5. Current Report on Form 8-K dated July 28, 1998 and filed with the Commission on August 12, 1998.

         6.  Form 8-K/A filed with the Commission on September 14, 1998.

         7.  Quarterly Report on Form 10-Q for the quarter ended July 31, 1998.

         8. The Registration Statement on Form 8-A under the Exchange Act as filed with the Commission on May 14, 1986.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares, the Notes and/or the Underlying Shares hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Mr. Arthur W. Singleton, Vice President, Treasurer and Secretary of the Company, at Tech Data Corporation, 5350 Tech Data Drive, Clearwater, Florida 33760.

                                  THE COMPANY

         The Company is a leading full-line distributor of technology products worldwide. With its acquisition of a majority interest in Computer 2000 AG (see "Sales of the Shares and the Notes"), the Company and its subsidiaries operate in over 30 countries, serving more than 100,000 resellers in the United States, Canada, the Caribbean, Latin America, Europe and the Middle East. In addition to distributing more than 75,000 products from the world's leading manufacturers and publishers, Tech Data provides extensive pre- and post-sale training, service and support. The Company also offers high-quality integration and assembly services and a full range of electronic commerce solutions. Tech Data's Web site can be found at www.techdata.com

         The Company's principal executive offices are located at 5350 Tech Data Drive, Clearwater, Florida 33760 and its telephone number is 727/539-7429.

                                USE OF PROCEEDS

         The Company will not receive any proceeds from the sales of the Shares or the Notes by the Selling Holder.

                                 SELLING HOLDER

         The following tables show (i) the name of the Selling Holder, (ii) the number of shares of Common Stock and the principal amount of Notes owned beneficially or of record by it, (iii) the percentage of total Common Stock and total Notes owned beneficially or of record by it, (iv) the maximum number of Shares and principal amount of Notes to be offered by it, and (v) the number of shares of Common Stock and the principal amount of the Notes to be owned by it after completion of any such offering, assuming that all the shares of Common Stock and the total principal amount of the Notes are sold.

SHARES OF COMMON STOCK

                                                                                                     Number of
                                 Number of            Percentage of            Maximum               shares of
                               Shares Owned               Total               Number of             Common Stock
                                 Prior to             Common Stock              Shares            Owned After the
    Selling Holder             the Offering            Outstanding          To Be Offered           Offering(1)
------------------------    --------------------     ----------------      -----------------      -----------------
Klockner & Co. AG              2,195,945                   4.3%                2,195,945                --

----------
(1) Assuming sale of all of the Notes and, if any Notes are converted prior to sale, the Underlying Shares related to such converted Notes.

5% CONVERTIBLE SUBORDINATED NOTES

                                                                                Maximum
                                                                           Principal Amount          Principal
                             Principal Amount         Percentage of            Par Value          Amount of Notes
    Selling Holder               of Notes                 Total                of Notes                Owned
                                Owned Prior               Notes                  To Be               After the
                              to the Offering          Outstanding              Offered               Offering
------------------------    --------------------     ----------------      ------------------     -----------------
Klockner & Co. AG              $300,000,000               100%                $300,000,000              --


                       SALES OF THE SHARES AND THE NOTES

         Tech Data entered into a Share Purchase Agreement dated as of April 14, 1998, with Klockner & Co. AG, a stock corporation incorporated under German law ("Klockner"). Pursuant to the Share Purchase Agreement, Tech Data acquired approximately 80% of the outstanding voting common stock of Computer 2000 AG from its parent company, Klockner, based in Duisburg, Germany. Klockner is a subsidiary of Munich based conglomerate VIAG AG. In consideration of the acquisition of such Common Stock, Tech Data issued the Shares and the Notes to Klockner and agreed in the Share Purchase Agreement to file a Registration Statement with the Commission in respect of the Shares, the Notes and the Underlying Shares.

         In its fiscal year ended September 30, 1997, Computer 2000 AG generated sales of DM 8.2 billion ($4.7 billion) and operating profits of DM
110.0 million ($63.5 million). Computer 2000 AG serves more than 75,000 resellers in Europe and other parts of the world, with operations in Argentina, Austria, Belgium, Bulgaria, Chile, Czech Republic, Denmark, Ireland, Estonia, Finland, France, Germany, Great Britain, Hungary, Iceland, Italy, Latvia, Lithuania, Netherlands, Norway, Peru, Poland, Portugal, Russia, Slovakia, Spain, Sweden, Switzerland, United Arab Emirates and Uruguay.

                          DESCRIPTION OF CAPITAL STOCK

PREFERRED STOCK

         The Company has authorized and outstanding 226,500 shares of Preferred Stock, par value $.02. The Preferred Stock pays no dividends, has no pre-emptive rights, and no redemption, sinking fund, or conversion provisions. It does have a liquidation preference over the Company's Common Stock to the extent of all distributions in the event of liquidation, not to exceed $.20 per share. Each outstanding share of Preferred Stock is entitled to one vote on all matters submitted to a vote of shareholders, except for matters involving mergers, the sale of all Company assets, amendments to the Company's charter and exchanges of Company Stock for stock of another company which requires approval by a majority of each class of capital stock. In such matters, the preferred and common shareholders will each vote as a separate class. See "Class Voting and Classified Board of Directors."

COMMON STOCK

         The Company has authorized 200,000,000 shares of Common Stock, par value $.0015. Holders of the Common Stock have no pre-emptive rights. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of the Company's shareholders. Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. The holders of Common Stock are entitled to share proportionately in any liquidating distribution to shareholders after provisions for payment of creditors and after the payment of the liquidation preference on any shares of Preferred Stock then outstanding. All outstanding shares of Common Stock are fully paid and nonassessable. The transfer agent and registrar for the Company's Common Stock is Chase Mellon Shareholder Services, LLC.

CLASS VOTING AND CLASSIFIED BOARD OF DIRECTORS

         The Company's Restated and Amended Articles of Incorporation require that certain mergers, sale of substantially all the assets of the Company, amendments to the Company's Restated and Amended Articles of Incorporation and exchanges of Company stock for stock of another corporation pursuant to a vote of shareholders be approved by a majority of each class of capital stock entitled to vote. Thus, any person that controls at least one-half of any class of stock can block an attempt to merge or sell substantially all the assets of the Company or defeat the approval of certain other transactions. Edward C. Raymund, a director of the Company, beneficially owns 113,260 shares of Preferred Stock (which, with the 113,240 shares beneficially owned by Annette L. Raymund, is all of the Preferred Stock outstanding), each share of which is entitled to one vote. In connection with the terms of an Employment Agreement dated as of January 31, 1991, between Edward C. Raymund and the Company, providing for Mr. Raymund's employment from February 1, 1991 through January 31, 2001, Mr. Raymund entered into an irrevocable proxy and escrow agreement (the "Irrevocable Proxy"). (In connection with an amendment to the employment agreement dated November 13, 1992, Annette L. Raymund also entered into the Irrevocable Proxy.) Under the terms of the Irrevocable Proxy, directors of the Company, Charles E. Adair, Daniel M. Doyle, Donald F. Dunn, John Y. Williams and David M. Upton (in their capacity as "outside" directors of the Company), have been granted full power and authority to vote the 226,500 shares of Preferred Stock. The Irrevocable Proxy has a three-year term in accordance with Section 607.0722 of the Florida Business Corporation Act. For the Employment Agreement to remain in effect, successive three-year Irrevocable Proxies must be executed by Mr. Raymund through January 31, 2001. Mr. Raymund has renewed the Irrevocable Proxy in accordance with the Employment Agreement.

         The Company's Amended and Restated Articles of Incorporation also divide the Board of Directors into three classes serving staggered three-year terms. These provisions may discourage attempts to acquire control of the Company.

                              PLAN OF DISTRIBUTION

         Tech Data will not receive any of the proceeds from the sale of any Shares, Notes or Underlying Shares pursuant to this Prospectus, all of which will be sold by the Selling Holder. Such securities as are offered may be sold from time to time to purchasers directly by the Selling Holder; alternatively, the Selling Holder may from time to time offer such securities to and through underwriters, broker/sellers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holder or the purchasers of such securities for whom they may act as agents. The Selling Holder and any underwriters, broker/dealers and agents that participate in the distribution of such securities may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities by them and any discount commissions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

         Such securities as are offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of such securities may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which such securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market, or (iv) through the writing of options or through other derivative transactions relating to the Shares, the Notes and/or the Underlying Shares (which may include short sales by counter parties of the Selling Holder). At the time a particular offering of such securities is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holder and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

         To comply with the securities laws of certain jurisdictions, if applicable, any Shares, Notes or Underlying Shares offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, such securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

         All expenses of the registration of the Common Stock, the Notes and the Underlying Shares will be paid by Tech Data, including, without limitation, SEC filing fees and expenses of compliance with, state securities or "blue sky" laws; provided, however, that the Selling Holder will pay all underwriting discounts and selling commissions, if any.

                              DESCRIPTION OF NOTES

         The Notes have been issued under the Indenture dated as of July 1, 1998 (the "Indenture"), between the Company and The First National Bank of Chicago, as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement. Wherever particular defined terms of the Indenture (including the Notes) are referred to, such defined terms are incorporated herein by reference (the Notes being referred to in the Indenture as "Securities"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the detailed provisions of the Notes and the Indenture, including the definitions therein of certain terms.

GENERAL

         The Notes are general unsecured subordinated obligations of the Company, limited to $300,000,000 aggregate principal amount and will mature on July 1, 2003. Payment in full of the principal amount of the Notes will be due on July 1, 2003, at a price of 100% of the principal amount thereof. The Notes will bear interest at the rate of 5% per annum from July 1, 1998, payable semi-annually on January 1 and July 1 of each year, commencing January 1, 1999, until the principal thereof is paid or made available for payment, to the Person in whose name the Note is registered at the close of business on the preceding June 15 or December 15, as the case may be. Interest on the Notes at such rate will be computed on the basis of a 360-day year, comprised of twelve 30-day months.

         The Notes will be convertible at any time prior to maturity, unless previously redeemed or repurchased, into shares of Common Stock at a conversion rate of 17.777 shares per each $1,000 principal amount of Notes (equivalent to a conversion price of approximately $56.25 per share), subject to adjustment upon the occurrence of certain events described under "-- Conversion Rights," at any time prior to the close of business on July 1, 2003. The Notes are redeemable at the option of the Company, at any time on or after July 1, 2001, in whole or in part, at the redemption prices set forth below under "-- Optional Redemption," plus accrued interest to the redemption date. The Notes also are subject to repurchase by the Company at the option of the Holders, as described below under "-- Repurchase at Option of Holders Upon a Change of Control."

         The principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be surrendered for registration of transfer, exchange and conversion, at the office or agency of the Trustee in the Borough of Manhattan, The City of New York. In addition, payment of interest may, at the option of the Company, be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register. See "-- Payment and Conversion." Payments, transfers, exchanges and conversions relating to beneficial interests in Notes issued in book-entry form will be subject to the procedures applicable to Global Notes described below.

         The Company has initially appointed the Trustee at its Corporate Trust Office as paying agent, transfer agent, registrar and conversion agent for the Notes. In such capacities, the Trustee will be responsible for, among other things, (i) maintaining a record of the aggregate holdings of Notes represented by the Global Note (as defined below) and accepting Notes for exchange and registration of transfer, (ii) ensuring that payments of principal, premium, if any, and interest received by the Trustee from the Company in respect of the Notes are duly paid to DTC or its nominees, (iii) transmitting to the Company any notices from Holders of the Notes, (iv) accepting conversion notices and related documents and transmitting the relevant items to the Company and (v) delivering certificates for Common Stock issued upon conversion of the Notes.

         The Company will cause the transfer agent to act as a registrar and will cause to be kept at the office of such transfer agent a register in which, subject to such reasonable regulations as it may prescribe, the Company will provide for registration of transfers of the Notes. The Company may vary or terminate the appointment of any paying agent, transfer agent or conversion agent, or appoint additional or other such agents or approve any change in the office through which any such agent acts, provided that there shall at all times be maintained by the Company a paying agent, a transfer agent and a conversion agent in the Borough of Manhattan, The City of New York. The Company will cause notice of any resignation, termination or appointment of the Trustee or any paying agent, transfer agent or conversion agent, and of any change in the office through which any such agent will act, to be provided to Holders of the Notes.

         No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

FORM, DENOMINATION, TRANSFER, EXCHANGE AND BOOK-ENTRY PROCEDURES

         Notes are issued only in fully registered form, without interest coupons, in minimum denominations of $1,000 and integral multiples in excess thereof.

         The Notes initially will be represented by one or more Notes in registered, global form without interest coupons (collectively, the "Global Notes" or "Global Note"). The Global Notes have been deposited with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

         Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below under "-- Exchanges of Book-Entry Notes for Certificated Notes."

         EXCHANGES OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES. A beneficial interest in a Global Note may not be exchanged for a Note in certificated form unless (i) DTC (x) notifies the Company that it is unwilling or unable to continue as Depositary for the Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act and in either case the Company thereupon fails to appoint a successor Depositary, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Notes in certificated form or (iii) there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default with respect to the Notes. In all cases, certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures).

         CERTAIN BOOK-ENTRY PROCEDURES FOR GLOBAL NOTES. The descriptions of the operations and procedures of DTC, that follow are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by them from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact DTC or its participants directly to discuss these matters.

         DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants ("participants") and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

         DTC has advised the Company that its current practice, upon the issuance of a Global Note, is to credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Note to the accounts with DTC of the participants through which such interests are to be held. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be affected only through, records maintained by DTC or its nominees (with respect to interests of participants) and the records of participants and indirect participants (with respect to interests of persons other than participants).

         AS LONG AS DTC, OR ITS NOMINEE, IS THE REGISTERED HOLDER OF A GLOBAL NOTE, DTC OR SUCH NOMINEE, AS THE CASE MAY BE, WILL BE CONSIDERED THE SOLE OWNER AND HOLDER OF THE NOTES REPRESENTED BY SUCH GLOBAL NOTE FOR ALL PURPOSES UNDER THE INDENTURE AND THE NOTES. Except in the limited circumstances described above under "-Exchanges of Book-Entry Notes for Certificated Notes," owners of beneficial interests in a Global Note will not be entitled to have any portions of such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or Holders of the Global Note (or any Notes represented thereby) under the Indenture or the Notes.

         Investors may hold their interests in the Global Note directly through DTC, if they are participants in such system, or indirectly through organizations that are participants in such system. All interests in a Global Note will be subject to the procedures and requirements of DTC.

         The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

         Payments of the principal of, premium, if any, and interest on the Notes will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Note. Neither the Company, the Trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note representing any Notes held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note for such Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants. Interests in the Global Note will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below and the conversion of Notes) only at the direction of one or more participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default (as defined below) under the Notes, DTC reserves the right to exchange the Global Notes for Notes in certificated form, and to distribute such Notes to its participants.

         None of the Company, the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, its participants or indirect participants of its respective obligations under the rules and procedures governing its operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

PAYMENT AND CONVERSION

         The principal of the Notes will be payable in U.S. dollars, against surrender thereof at the office or agency of the Company designated by it for such purpose in the Borough of Manhattan, The City of New York, and at any other office or agency of the Company maintained for such purpose, in U.S. currency by dollar check or by transfer to a dollar account (such a transfer to be made only to a Holder of an aggregate principal amount of Notes in excess of $5,000,000 and only if such Holder shall have furnished wire instructions to the Trustee in writing no later than 15 days prior to the relevant payment date) maintained by the Holder with a bank in the United States. Payment of interest on a Note may be made by dollar check mailed to the address of the person entitled thereto as such address shall appear in the Security Register, or, upon written application by the Holder to the Security Registrar setting forth instructions not later than the relevant Record Date, by transfer to a dollar account (such a transfer to be made only to a Holder of an aggregate principal amount of Notes in excess of $5,000,000 and only if such Holder shall have furnished wire instructions in writing to the Trustee no later than 15 days prior to the relevant payment date) maintained by the Holder with a bank in the United States. Any payment on a Note due on any day that is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date, and no interest shall accrue on such payment for the period from and after such date. "Business Day," when used with respect to any place of payment, place of conversion or any other place, as the case may be, means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in such place of payment, place of conversion or other place, as the case may be, are authorized or obligated by law or executive order to close.

         Notes may be surrendered for conversion at the office or agency of the Trustee in the Borough of Manhattan, The City of New York, at any other office or agency of the Trustee maintained for such purpose and at the office or agency of any additional conversion agent appointed by the Company. In the case of Global Notes, conversion will be effected by DTC upon notice from the holder of a beneficial interest in a Global Note in accordance with its rules and procedures. Notes surrendered for conversion must be accompanied by a conversion notice and any payments in respect of interest, as applicable, as described below under "-- Conversion Rights."

CONVERSION RIGHTS

         The Holder of any Note will have the right, at the Holder's option, to convert any portion of the principal amount of a Note that is an integral multiple of $1,000 into shares of Common Stock, unless previously redeemed or repurchased, at a conversion rate of 17.777 shares per $1,000 principal amount of Notes (the "Conversion Rate"), subject to adjustment as described below. The right to convert a Note called for redemption or delivered for repurchase will terminate at the close of business on the Redemption Date or Repurchase Date for such Note, unless the Company defaults in making the payment due upon redemption or repurchase, as the case may be.

         The right of conversion attaching to any Note may be exercised by the Holder by delivering the Note at the office or agency of the Company in The Borough of Manhattan, The City of New York, at any other office or agency of the Company maintained for such purpose and at the office or agency of any additional conversion agent appointed by the Company, accompanied by a duly signed and completed notice of conversion, a copy of which may be obtained from the Trustee and any conversion agent. The conversion date will be the date on which the Note and the duly signed and completed notice of conversion are so delivered. As promptly as practicable on or after the conversion date, the Company will issue and deliver to the Trustee a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share or, at the Company's option, rounded up to the next whole number of shares; such certificate will be sent by the Trustee to the Conversion Agent for delivery to the Holder. Such shares of Common Stock issuable upon conversion of the Notes, in accordance with the provisions of the Indenture, will be fully paid and nonassessable and will also rank pari passu with the other shares of the Common Stock outstanding from time to time.

         Holders that surrender Notes for conversion on a date that is not an Interest Payment Date are not entitled to receive any interest for the period from the next preceding Interest Payment Date to the date of conversion, except as described below. However, Holders of Notes on a Regular Record Date, including Notes surrendered for conversion after the Regular Record Date, will receive the interest payable on such Notes on the next succeeding Interest Payment Date. Accordingly, any Note surrendered for conversion during the period from the close of business on a Regular Record Date to the opening of business on the next succeeding Interest Payment Date must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Notes being surrendered for conversion; provided, however, that no such payment will be required upon the conversion of any Note (or portion thereof) that has been called for redemption or that is eligible to be delivered for repurchase if, as a result, the right to convert such Note would terminate during the period between such Regular Record Date and the next succeeding Interest Payment Date.

         No other payment or adjustment for interest, or for any dividends in respect of Common Stock, will be made upon conversion. Holders of Common Stock issued upon conversion will not be entitled to receive any dividends payable to holders of Common Stock as of any record date before the close of business on the conversion date. No fractional shares will be issued upon conversion but, in lieu thereof, the Company will calculate an appropriate amount to be paid in cash on the basis set forth in the Indenture or, at its option, round up to the next whole number of shares.

         A Holder delivering a Note for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of Common Stock on conversion. However, the Company shall not be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue or delivery of the Common Stock in a name other than that of the Holder of the Note. Certificates representing shares of Common Stock will not be issued or delivered unless the person requesting such issue has paid to the Company the amount of any such tax or duty or has established to the satisfaction of the Company that such tax or duty has been paid.

         The Conversion Rate is subject to adjustment in certain events, including (a) dividends (and other distributions) payable in Common Stock on shares of capital stock of the Company, (b) the issuance to all holders of Common Stock of certain rights, options or warrants entitling them to subscribe for or purchase Common Stock at less than the then current market price (determined as provided in the Indenture) of Common Stock as of the record date for holders entitled to receive such rights, options or warrants, (c) subdivisions, combinations and reclassifications of Common Stock, (d) distributions to all holders of Common Stock of evidences of indebtedness of the Company, shares of capital stock or other property (including securities, but excluding those dividends, rights, options, warrants and distributions referred to in clauses (a) and (b) above, dividends and distributions paid exclusively in cash and distributions upon mergers or consolidations to which the next succeeding paragraph applies), (e) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above, or cash distributed upon a merger or consolidation to which the next succeeding paragraph applies) to all holders of Common Stock in an aggregate amount that, combined together with (i) other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (ii) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or any of its Subsidiaries for Common Stock, to the extent that the cash and value of any other consideration included in such payment per share of Common Stock exceeds the current market price per share of Common Stock as of the last time that tenders could have been made pursuant to such tender offer concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 10% of the Company's market capitalization (being the product of the then current market price (determined as provided in the Indenture) of the Common Stock and the number of shares of Common Stock then outstanding) on the record date for such distribution and (f) the successful completion of a tender offer made by the Company or any of its subsidiaries for Common Stock, to the extent that the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price at such time, the aggregate amount of which, together with (i) any cash and other consideration in excess of the then Current Market Price paid in a tender offer by the Company or any of its Subsidiaries for Common Stock expiring within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made and (ii) the aggregate amount of any such all-cash distributions referred to in (a) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of the Company's market capitalization on the expiration of such tender offer. The Company reserves the right to make such increases in the conversion rate in addition to those required in the foregoing provisions as it considers to be advisable in order that any event treated for income tax purposes as a dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock will not be taxable to the recipients. No adjustment of the conversion rate will be required to be made until the cumulative adjustments amount to 1.0% or more of the conversion rate. The Company shall compute any adjustments to the conversion price pursuant to this paragraph and will give notice to the Holders of any such adjustments.

         In case of any consolidation or merger of the Company with or into another Person or any merger of another Person into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the Common Stock), or in the case of any conveyance, sale, transfer or lease of all or substantially all of the properties and assets of the Company, each Note then outstanding will, without the consent of the Holder of any Note, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale, conveyance, lease or other transfer by a holder of the number of shares of Common Stock into which such Note was convertible immediately prior thereto (assuming that (a) such holder of Common Stock (i) was not a Person involved in such consolidation, merger, conveyance, sale, transfer or lease or an affiliate of such Person and (ii) failed to exercise any rights of election and (b) that such Note was then convertible).

         The Company from time to time may increase the Conversion Rate by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such increase, if the Board of Directors has made a determination that such increase would be in the best interests of the Company, which determination shall be conclusive. No such increase shall be taken into account for purposes of determining whether the closing price of the Common Stock exceeds the Conversion Price (as defined below) by 105% in connection with an event which otherwise would be a Change of Control.

         If at any time the Company makes a distribution of property to its shareholders that would be taxable to such shareholders as a dividend for federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends on Common Stock or rights to subscribe for Common Stock) and, pursuant to the anti-dilution provisions of the Indenture, the number of shares into which Notes are convertible is increased, such increase may be deemed for federal income tax purposes to be the payment of a taxable dividend to Holders of Notes. See "Certain United States Federal Tax Considerations -- United States Holders."

SUBORDINATION

         The payment of the principal of, premium, if any, and interest on the Notes (including amounts payable on any redemption or repurchase) will be subordinated in right of payment to the extent set forth in the Indenture to the prior full and final payment of all Senior Debt of the Company. "Senior Debt" means the principal of (and premium, if any) and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on, and all fees and other amounts (including collection expenses, attorney's fees and late charges) owing with respect to, the following, whether direct or indirect, absolute or contingent, secured or unsecured, due or to become due, outstanding at the date of execution of the Indenture or thereafter incurred, created or assumed: (a) indebtedness of the Company for money borrowed or evidenced by bonds, debentures, notes or similar instruments, (b) reimbursement obligations of the Company with respect to letters of credit, bankers' acceptances and similar facilities issued for the account of the Company, (c) every obligation of the Company issued or assumed as the deferred purchase price of property or services purchased by the Company, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, (d) obligations of the Company as lessee under leases that are required to be capitalized on the balance sheet of the lessee under United States generally accepted accounting principles or that can be capitalized under the United States Internal Revenue Code, (e) obligations of the Company under interest rate and currency swaps, caps, floors, collars or similar arrangements intended to protect the Company against fluctuations in interest or currency exchange rates, (f) indebtedness of others of the kinds described in the preceding clauses (a) through (f) that the Company has assumed, guaranteed or otherwise assured the payment thereof, directly or indirectly, and/or (g) deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness or obligation described in the preceding clauses (a) through (f) whether or not there is any notice to or consent of the Holders of Notes; provided, however, that the following shall not constitute Senior Debt: (i) any particular indebtedness or obligation that is owed by the Company to any of its direct and indirect Subsidiaries and (ii) any particular indebtedness, deferral, renewal, extension or refunding if it is expressly stated in the governing terms or in the assumption thereof that the indebtedness involved is not senior in right of payment to the Notes or that such indebtedness is pari passu with or junior to the Notes.

         No payment on account of principal of or premium, if any, or interest on the Notes may be made if (a) there shall have occurred and be continuing (i) a default in the payment of any Senior Debt or (ii) any other default with respect to any Senior Debt permitting the holders thereof to accelerate the maturity thereof, provided that, in the case of this clause (ii), such default shall not have been cured or waived or ceased to exist after written notice of such default shall have been given to the Company and the Trustee by any holder of Senior Debt, or (b) in the event any judicial proceeding shall be pending with respect to any such default in payment or event of default. Upon any acceleration of the principal due on the Notes or payment or distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts due on all Senior Debt must be paid in full before the Holders of the Notes are entitled to receive any payment. By reason of such subordination, in the event of insolvency of the Company, creditors of the Company who are holders of Senior Debt may recover more, ratably, than the Holders of the Notes, and such subordination may result in a reduction or elimination of payments to the Holders of the Notes. As of July 31, 1998 the Company had approximately
$232 million of Senior Debt outstanding. In addition, the Notes will be effectively subordinated to all indebtedness and other liabilities (including trade payables and lease obligations) of the Company's subsidiaries. The Indenture does not limit the ability of the Company or any of its subsidiaries to incur indebtedness, including Senior Debt.

OPTIONAL REDEMPTION

         The Notes may not be redeemed prior to the close of business on July 1, 2001. Thereafter, the Notes may be redeemed, in whole or in part, at the option of the Company, upon not less than 30 nor more than 60 days' prior notice as provided under "-- Notices" below, at the redemption prices set forth below. Such redemption prices (expressed as a percentage of principal amount) are as follows for the 12-month period beginning on July 1 of the following years:

             YEAR                                        REDEMPTION PRICE
             ----                                        ----------------
             2000................................               102 %
             2001................................               101

and thereafter at a redemption price equal to 100% of the principal amount, in each case together with accrued interest to the redemption date.

REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE OF CONTROL

         If a Change of Control (as defined below) occurs, each Holder of Notes shall have the right, at the Holder's option, to require the Company to repurchase all of such Holder's Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000 in excess thereof, on the date (the "Repurchase Date") that is 45 days after the date of the Company Notice (as defined below), at a price in cash equal to 100% of the principal amount of the Notes to be repurchased, together with interest accrued to the Repurchase Date (the "Repurchase Price").

         The Company may, at its option, in lieu of paying the Repurchase Price in cash, pay the Repurchase Price by issuing shares of Common Stock. The number of shares of Common Stock tendered in payment shall be determined by dividing the Repurchase Price by the value of the Common Stock, which for this purpose shall be equal to 95% of the average of the closing sale prices of the Common Stock for the five consecutive Trading Days ending on and including the third Trading Day preceding the Repurchase Date. Such payment may not be made in Common Stock unless the Company satisfies certain conditions with respect thereto prior to the Repurchase Date as provided in the Indenture.

         On or before the 30th day after the occurrence of a Change of Control, the Company is obligated to give to all Holders of the Notes notice, as provided in the Indenture (the "Company Notice"), of the occurrence of such Change of Control and of the repurchase right arising as a result thereof. To exercise the repurchase right, a Holder of Notes must deliver on or before the fifth day prior to the Repurchase Date irrevocable written notice to the Trustee of the Holder's exercise of such right, together with the Notes with respect to which the right is being exercised. A Change of Control shall be deemed to have occurred at such time after the original issuance of the Notes as there shall occur:

                  (i) the acquisition by any Person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such Person to exercise 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in elections of directors, other than any such acquisition by the Company or any employee benefit plan of the Company; or

                  (ii) any consolidation or merger of the Company with or into any other Person, any merger of another Person into the Company, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of the properties and assets of the Company to another Person (other than (a) any such transaction (x) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock and (y) pursuant to which holders of Common Stock immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after such transaction and (b) any merger that is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock of the surviving entity);

provided, however, that a Change of Control shall not be deemed to have occurred if the closing sale price per share of the Common Stock for any five Trading Days within the period of 10 consecutive Trading Days ending immediately after the later of the date of the Change of Control or the date of the public announcement of the Change of Control (in the case of a Change of Control under clause (i) above) or ending immediately before the Change of Control (in the case of a Change of Control under clause (ii) above) shall equal or exceed 105% of the Conversion Price of the Notes in effect on each such Trading Day. The "Conversion Price" is equal to $1,000 divided by the Conversion Rate. "Beneficial owner" shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act. "Person" includes any syndicate or group which would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

         The Company may, to the extent permitted by applicable law, at any time purchase Notes in the open market or by tender at any price or by private agreement. Any Note so purchased by the Company may be reissued or resold or may, at the Company's option, be surrendered to the Trustee for cancellation. Any Notes surrendered as aforesaid may not be reissued or resold and will be canceled promptly.

         The foregoing provisions would not necessarily afford Holders of the Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders.

MERGERS AND SALES OF ASSETS BY THE COMPANY

         The Company shall not consolidate with or merge into any other Person or, directly or indirectly, convey, transfer, sell or lease all or substantially all of its properties and assets to any Person, and the Company shall not permit any Person to consolidate with or merge into the Company or convey, transfer, sell or lease all or substantially all of its properties and assets to the Company, unless (a) the Person formed by such consolidation or into or with which the Company is merged or the Person to which the properties and assets of the Company are so conveyed, transferred, sold or leased, is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State thereof or the District of Columbia and shall expressly assume the due and punctual payment of the principal and of, premium, if any, and interest on the Notes and the performance of the other covenants of the Company under the Indenture and shall have provided for conversion rights as described above under "-- Conversion Rights", (b) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing and (c) the Company shall have provided to the Trustee an Officer's Certificate and Opinion of Counsel as provided in the Indenture.

EVENTS OF DEFAULT

         The following are Events of Default under the Indenture: (a) failure to pay principal of or premium, if any, on any Note when due, whether or not such payment is prohibited by the subordination provisions of the Indenture,
(b) failure to pay any interest on any Note when due, continuing for 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture; (c) default in the Company's obligation to provide notice of a Change of Control; (d) failure to perform any other material covenant or warranty of the Company in the Indenture, continuing for 60 days after written notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of Outstanding Notes; (e) failure to pay when due the principal of, or acceleration of, any indebtedness for money borrowed by the Company in excess of $25 million if such indebtedness is not discharged, or such acceleration is not annulled, within 30 days after written notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of Outstanding Notes; and (f) certain events of bankruptcy, insolvency or reorganization of the Company. Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

         If an Event of Default (other than an Event of Default specified in clause (f) above) occurs and is continuing, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes may accelerate the maturity of all Notes. If an Event of Default specified in clause (f) occurs and is continuing, the principal of and any accrued interest on all of the Notes then Outstanding shall ipso facto become due and payable immediately without any declaration or other act on the part of the Trustee or any Holder.

         At any time after a declaration of acceleration has been made but before a judgment or decree based on acceleration has been issued, the Holders of a majority in aggregate principal amount of Outstanding Notes may, under certain circumstances as set forth in the Indenture, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the Indenture. For information as to waiver of defaults, See "-- Modification and Waiver."

         No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Note for the enforcement of payment of the principal of or premium, if any, or interest on such Note on or after the respective due dates expressed in such Note or of the right to convert such Note in accordance with the Indenture.

         The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

MODIFICATION AND WAIVER

         The Indenture contains provisions permitting the Company and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. Generally, modifications and amendments of the Indenture can only be made with the written consent of the Holders of not less than a majority in principal amount of the Notes at the time Outstanding. However, no such modification or amendment may, without the consent of the Holder of each Outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (b) reduce the principal amount of, or the premium, if any, or rate of interest on, any Note, (c) modify the provisions with respect to the repurchase right of the Holders in a manner adverse to the Holders, (d) change the place or currency of payment of principal of, premium, if any, or interest on any Note, (e) impair the right to institute suit for the enforcement of any payment on or with respect to, or the right to convert, any Note, (f) except as otherwise permitted or contemplated by provisions concerning consolidation, merger, conveyance, transfer, sale or lease of all or substantially all of the property and assets of the Company, adversely effect the right to convert Notes, (g) modify the subordination provisions in a manner adverse to the Holders of the Notes or (h) reduce the above-stated percentage of aggregate principal amount of Outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

         The Holders of a majority in aggregate principal amount of Outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture. The Holders of a majority in aggregate principal amount of the Outstanding Notes may waive any past default by the Company under the Indenture, except a default in the payment of principal, premium, if any, or interest or a default in any covenant or provision that under the Indenture cannot be modified or amended without the consent of each Holder of Outstanding Notes.

NOTICES

         Notice to Holders of the Notes will be given by mail to the addresses of such Holders as they appear in the Security Register. Such notices will be deemed to have been given on the date of mailing of the notice.

         Notice of a redemption of Notes will be given at least once not less than 30 nor more than 60 days prior to the Redemption Date (which notice shall be irrevocable) and will specify the Redemption Date and the Redemption Price.

PAYMENT OF STAMP AND OTHER TAXES

         The Company shall pay all stamp and other duties, if any, that may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the Notes. The Company will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority therein.

GOVERNING LAW

         The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

THE TRUSTEE

         The Trustee for the holders of Notes issued under the Indenture will be The First National Bank of Chicago.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         The following is a summary of certain material United States federal income tax considerations relating to the purchase, ownership and disposition of the Notes and of Common Stock into which Notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly on a retroactive basis. This summary deals only with holders that will hold Notes and Common Stock into which Notes may be converted as "capital assets" (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, broker-dealers, traders in securities that elect to mark to market, persons that will hold Notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes or persons who have a "functional currency" other than the U.S. dollar. As used herein, the term "United States Holder" means (1) a citizen or resident of the United States, (2) a corporation organized under the laws of the United States or any State, (3) an estate the income of which is subject to the United States federal income taxation regardless of its source or (4) a trust if (i) a court within the United States is able to exercise primary supervision over the trust's administration and (ii) one or more U.S. persons have the authority to control all of the trust's substantial decisions. The Company has not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

PAYMENT OF INTEREST

         Interest on a Note generally will be includable in the income of a United States Holder as ordinary income at the time such interest is received or accrued, in accordance with such holder's method of accounting for United States federal income tax purposes.

SALE, EXCHANGE OR REDEMPTION OF THE NOTES

         Upon the sale, exchange or redemptions of a Note (excluding conversion), a United States Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income not previously included in income which is taxable as ordinary income) and (ii) such holder's adjusted tax basis in the Note. A United States Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such holder. Generally, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the United States Holder's holding period in the Note is more than one year at the time of sale, exchange or redemption. Long-term capital gain of a non-corporate United States Holder is generally subject to a maximum tax rate of 20% in respect of property held for more than one year.

CONVERSION OF THE NOTES

         A United States Holder generally will not recognize any income, gain or loss upon conversion of a Note into Common Stock except with respect to cash received in lieu of a fractional share of Common Stock. A holder's tax basis in the Common Stock received on conversion of a Note will be the same as such holder's adjusted tax basis in the Note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the Common Stock received on conversion will generally include the holding period of the Note converted.

         Cash received in lieu of a fractional share of Common Stock upon conversion will be treated as a payment in exchange for the fractional share of Common Stock. Accordingly, the receipt of cash in lieu of a fractional share of Common Stock generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the United States Holder's adjusted tax basis in the fractional share).

CONSTRUCTIVE DISTRIBUTIONS

         If at any time (i) the Company makes a distribution of cash or property to its stockholders (including distributions of evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for Common Stock) or purchases Common Stock and such distribution or purchase would be taxable to such stockholders as a dividend for United States federal income tax purposes and, pursuant to the antidilution provisions of the Indenture, the conversion price of the Notes is decreased or (ii) the conversion price of the Notes is decreased at the discretion of the Company, such decrease in conversion price may be deemed to be the payment of a taxable dividend to Holders of Notes (pursuant to Section 305 of the Code). Holders of Notes might therefore be required to recognize taxable income as a result of an event pursuant to which they received no cash or property.

DIVIDENDS

         Any dividends paid on the Common Stock generally will be includable in the income of a United States Holder as ordinary income to the extent of the Company's current or accumulated earnings and profits. Subject to certain limitations, a corporate taxpayer holding Common Stock that receives dividends thereon generally will be eligible for a dividends-received deduction equal to 50% of the dividends received.

SALE OF COMMON STOCK

         Upon the sale or exchange of Common Stock, a United States Holder generally will recognize capital gain or loss equal to the difference between
(i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such holder's adjusted tax basis in the Common Stock. Such capital gain or loss will be subject to the rules discussed above under "Sale, Exchange or Redemption of the Notes". A United States Holder's basis and holding period in Common Stock received upon conversion of a Note are determined as discussed above under "Conversion of the Notes."

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

         In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a Note, payments of dividends on Common Stock, payments of the proceeds of the sale of a Note and payments of the proceeds of the sale of Common Stock to certain noncorporate United States Holders, and a 31% backup withholding tax may apply to such payments if the United States Holder (i) fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, (ii) is notified by the IRS that he has failed to report payments of interest and dividends properly, or (iii) does not otherwise establish his entitlement to an exemption. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against such holders's United States federal income tax and may entitle the United States Holder to a refund, provided that the required information is furnished to the IRS.

                                 LEGAL MATTERS

         The validity of the Shares, the Notes and the Underlying Shares offered hereby will be passed upon for the Company by Schifino & Fleischer, P.A., Tampa, Florida.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.

SEC Registration Fee..................................................................................   $ 117,327.27
Printing and Engraving................................................................................      25,000.00
Fees of Transfer Agent................................................................................       1,000.00
Accountants Fees and Expenses.........................................................................      15,000.00
Legal Fees and Expenses of Registrant's Counsel.......................................................      30,000.00
Blue Sky Fees and Expenses............................................................................       1,000.00
Miscellaneous.........................................................................................      10,672,00
                                                                                                         ------------
  Total    ...........................................................................................   $ 200,000.00

  Except for SEC registration fee and NASD filing fee, the foregoing fees are estimated.

Item 15. Indemnification of Directors and Officers.

                    The Company's By-Laws include the following provisions:

                                  ARTICLE NINE
                                INDEMNIFICATION

  "9.1 Under the circumstances prescribed in Section 9.3 and 9.4, the Corporation shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (include attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contenders or its equivalent, shall not, of itself, create a presumption that the person did not act in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that this conduct was unlawful.

         9.2 Under the circumstances prescribed in Section 9.3 and 9.4, the Corporation shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person if fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.

         9.3 To the extent that a Director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 9.1 and 9.2, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         9.4 Except as provided in Section 9.3 and except as may be ordered by a court, any indemnification under Sections 9.1 and 9.2 shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 9.1 and 9.2. Such a determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or (3) by the affirmative vote of a majority of the shares entitled to vote thereon owned by persons who were not parties to such action, suit or proceeding.

         9.5 Expenses, including attorneys' fees, incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding upon a preliminary determination following one of the procedures set forth in Section 9.4 that the Director, officer, employee or agent met the applicable standard of conduct set forth in
         Section 9.1 or Section 9.2 or as authorized by the Board of Directors in the specific case and, in either event, upon receipt of an undertaking by or on behalf of the Director, officer, employee, or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Section.

         9.6 The Corporation shall have the power to make any other or further indemnification of any of its Directors, officers employees, or agents, under any By-Law, agreement, vote of shareholders or disinterested Directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, except an indemnification against gross negligence or willful misconduct.

         9.7 The indemnification provided by this Article Nine shall continue as to a person who has ceased to be a Director, employee or agent and shall inure to the benefit of the heirs, executors or administrators of such a person.

         9.8 The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against himself and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article Nine.

         9.9 If any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the shareholder or by an insurance carrier pursuant to insurance maintained by the Corporation, the

         Corporation shall, no later than the next annual meeting of shareholders unless such a meeting is held within three months from the date of such payment, and, in any event, within 15 months from the date of such payment, deliver personally or send by first class mail to its shareholders of record at the time entitled to vote for the election of Directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation."

               Chapter 607 of the General Statutes of the State of Florida permits a corporation to indemnify its officers and directors against certain liabilities and provides for the conditions thereof.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company undertakes, unless in the opinion of its counsel the matter has been settled by controlling precedent, to submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and agrees to be governed by the final adjudication of such issue.

      Item 16. Exhibits, Financial Statements and Schedules.

      (a) The exhibit numbers on the following list correspond to the numbers in the exhibit table required pursuant to Item 601 of Regulation S-K.

    EXHIBIT
     NUMBER                          DESCRIPTION
     ------                          -----------
        2-A(1)           - Share Purchase Agreement between Klockner &
                           Co. AG and the Company dated April 14, 1998 and
                           amended June 30, 1998.

        2-B(2)           - Side Letter Agreement between Klockner & Co. AG and
                           Tech Data Corporation dated April 14, 1998.

        3-A(3)           - Articles of Incorporation of the Company as amended
                           to April 23, 1986.

        3-B(4)           - Articles of Amendment to Articles of Incorporation of
                           the Company filed on August 27, 1987.

        3-C*             - By-laws of the Company as amended to November 28,
                           1995.

        3-E*             - Articles of Amendment to Articles of Incorporation
                           of the Company filed on June 25, 1997.

        3-G(2)           - Amendment to By-laws of the Company as adopted on
                           June 23, 1998.

        3-F(5)           - Articles of Amendment to Articles of Incorporation of
                           the Company filed on July 15, 1993.

        3-E(2)           - Articles of Amendment to Amended and Restated
                           Articles of Incorporation of the Company as of
                           June 24, 1998.


        4-F**            - Indenture dated as of July 1, 1998 between the
                           Company and the First National Bank of Chicago, as
                           Trustee, relating to $300,000,000 5% Convertible
                           Subordinated Notes due July 1, 2003.

        5**              - Opinion of Schifino & Fleischer, P.A.

       10-VV(6)          - Amendment Number 3 to Amended and Restated Transfer
                           and Administration Agreement dated December 18, 1997.

       10-UU*            - Revolving Credit and Reimbursement Agreement dated
                           August 28, 1997.

       23-A**            - Consent of Schifino & Fleischer, P.A.(included
                           in Exhibit 5).

       23-B**            - Consent of PricewaterhouseCoopers LLP.

       23-C**            - Consent of Arthur Andersen LLP

       23-D**            - Consent of KPMG Hartfopf + Rentrop KG and AWT
                           Allgemeina Wirtschaftstreuhand GmbH.

       24**              - Power of Attorney is included on the Signature Page,
                           page II-6. Filed herewith.

       25**              - Statement of Eligibility of The First National Bank
                           of Chicago as Trustee including the consent of the
                           Trustee.

-----------
(1) Incorporated by reference to the Exhibit included in the Company's Current Report on Form 8-K dated July 1, 1998 and filed on July 15, 1998, File No. 0-14625

(2) Incorporated by reference to the Exhibits included in the Company's Form 8-K/A filed with the Commission on September 14, 1998, File No. 0-14625.

(3) Incorporated by reference to the Exhibits included in the Company's Registration Statement on Form S-1, File No. 33-4135.

(4) Incorporated by reference to the Exhibits included in the Company's Registration Statement on Form S-1, File No. 33-21997.

(5) Incorporated by reference to the Exhibits included in the Company's Form 10-K for the year ended January 31, 1994, File No. 0-14625.

(6) Incorporated by reference to the Exhibits included in the Company's Form 10-K/A filed with the Commission on May 29, 1998, File No. 0-14625.


*Previously Filed.
**Filed herewith

Item 17. Undertakings

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15 (d) of the

Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:


           (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b) (1) or (4), or 497 (h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

           (2) For the purpose of determining any liability under the Securities Act of 1933, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Clearwater, State of Florida, on September 14, 1998.


                                        TECH DATA CORPORATION



                                        By: /s/ STEVEN A. RAYMUND
                                            -----------------------------------
                                             Steven A. Raymund,
                                            Chairman of the Board of Directors;
                                            Chief Executive Officer


                               POWER OF ATTORNEY

      Each person whose signature to this Registration Statement appears below hereby appoints Jeffery P. Howells and Arthur W. Singleton, or either of them, as his attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as a part of or in connection with this Registration Statement or the amendments thereto, and the attorney-in-fact, or either of them, may make such changes and additions to this Registration Statement as the attorney-in fact, or either of them, may deem necessary or appropriate.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                TITLE                                   DATE
---------                                -----                                   -----
/s/ STEVEN A. RAYMUND               Chairman of the Board of                September 14, 1998
---------------------                 Directors; Chief Executive
Steven A. Raymund                     Officer


/s/ ANTHONY A. IBARGUN             President; Chief Operating Officer;      September 14, 1998
-----------------------                Director
Anthony A. Ibargun


/s/ JEFFERY P. HOWELLS              Executive Vice President and            September 14, 1998
----------------------                Chief Financial Officer;
Jeffery P. Howells                    (principal financial
                                      officer); Director


/s/ JOSEPH B. TREPANI               Senior Vice President and Corporate      September 14, 1998
---------------------                 Controller; (principal accounting
Joseph B. Trepani                     officer)


/s/ CHARLES E. ADAIR                Director                                September 14, 1998
--------------------
Charles E. Adair

/s/ MAXIMILIAN ARDELT               Director                                September 14, 1998
---------------------
Maximilian Ardelt

/s/ DANIEL M. DOYLE                 Director                                September 14, 1998
-------------------
Daniel M. Doyle

/s/ DONALD F. DUNN                  Director                                September 14, 1998
------------------
Donald F. Dunn

/s/ EDWARD C. RAYMUND               Director; Chairman Emeritus             September 14, 1998
---------------------
Edward C. Raymund

/s/ DAVID M. UPTON                  Director                                September 14, 1998
------------------
David M. Upton

/s/ JOHN Y. WILLIAMS                Director                                September 14, 1998
--------------------
John Y. Williams